Exhibit 5.1

August 23, 2024

Glatfelter Corporation

4350 Congress Street, Suite 600

Charlotte, NC 28209

Re:	Glatfelter Corporation
Registration Statement on Form S-4 Filed on August 23, 2024

Ladies and Gentlemen:

We have acted as counsel to Glatfelter Corporation, a Pennsylvania corporation (“Glatfelter”), in connection with the filing by Glatfelter of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration of up to 429,445,044 shares (the “Shares”) of common stock, par value $0.01 per share, of Glatfelter (the “Glatfelter common stock”), to be issued, after giving effect to the Glatfelter Charter Amendment (as defined below), in connection with the merger of Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Glatfelter (“First Merger Sub”), with and into Treasure Holdco, Inc., a Delaware corporation (“Spinco”), which is currently a wholly owned subsidiary of Berry Global Group, Inc., a Delaware corporation (“Berry”), whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter (the “First Merger”), as contemplated by the RMT Transaction Agreement, dated as of February 6, 2024, by and among Glatfelter, First Merger Sub, Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Glatfelter, Berry and Spinco (as it may be amended from time to time, the “RMT Transaction Agreement”).

In connection with this opinion letter, we have examined the Registration Statement in the form filed with the Commission on the date hereof and originals, or copies certified or otherwise identified to our satisfaction, of (i) the RMT Transaction Agreement, (ii) the Amended and Restated Articles of Incorporation of Glatfelter (amended through November 18, 2022) (the “Existing Glatfelter Charter”), (iii) the Amended and Restated By-Laws of Glatfelter (amended through December 15, 2023), (iv) certain resolutions of the Board of Directors of Glatfelter (the “Glatfelter Board”) relating to the RMT Transaction Agreement and the transactions contemplated thereby, including the filing of the Registration Statement, the Glatfelter Charter Amendment and the issuance of the Shares, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of Glatfelter, representations made by Glatfelter in documents examined by us, and representations of officers of Glatfelter. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

Glatfelter Corporation

August 23, 2024

In rendering this opinion, we have assumed that prior to the issuance of the Shares in connection with the First Merger (i) the amendment of the Existing Glatfelter Charter to increase the authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares, and to effect a reverse stock split of Glatfelter common stock at a ratio ranging from any whole number between 1-for-3 and 1-for-15, as determined by the Glatfelter Board in its discretion as described in the Registration Statement (the “Glatfelter Charter Amendment”), will have been filed and become effective with the Secretary of State of the Commonwealth of Pennsylvania, (ii) the Registration Statement will have become effective under the Act, and (iii) the First Merger will have been consummated in accordance with the RMT Transaction Agreement.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued in accordance with the RMT Transaction Agreement and upon the effectiveness of the Glatfelter Charter Amendment and the Registration Statement and the consummation of the First Merger, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Pennsylvania Business Corporation Law of 1988, as amended. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius llp

2222 Market Street Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001